Pricing Supplement dated May 18, 2005 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(3) File No. 333-108464 Cusip No.88319QH48

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $100,000,000	Initial Interest Rate: 3.24%

Agent's Discount or Commission: $0	Original Issue Date: May 23, 2005

Net Proceeds to Issuer: $100,000,000	Stated Maturity Date: May 23, 2006

Interest Category

☒ Regular Floating Rate Note
☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %
☐ Inverse Floating Rate Note ☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☒ CMT Rate	☐ LIBOR	☐ Other (see attached)
☐ Commercial Paper Rate	☐ Treasury Rate

If LIBOR:

☐ LIBOR Reuters Page:
☐ LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐ Telerate Page 7051
☐ Telerate Page 7052
☐ Weekly Average
☐ Monthly Average
Bloomberg Page:
☒ H15T1Y <INDEX>

Spread (+/-): -7 bps	Maximum Interest Rate:	%
Spread Multiplier: N/A	Minimum Interest Rate:	%
Index Maturity: 1 year
Initial Interest Reset Date: June 23, 2005
Interest Reset Dates: Monthly on the 23rd day
Interest Payment Dates: Monthly on the 23rd day
Interest Determination Dates: Two business days prior to each Interest Reset Date
Regular Record Date(s):
Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

☐	Actual/360 for the period from _______ to _______
☐	Actual/Actual for the period from _______ to _______
☒	30/360 for the period from May 23, 2005 to May 23, 2006

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:		☐ Yes	☒ No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

2

Agent:

☒	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☐	HSBC Securities (USA) Inc.
☐	Banc of America Securities LLC	☐	J.P. Morgan Securities Inc.
☐	Barclays Capital Inc.	☐	Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐	UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐	Wachovia Securities Inc.
☐	Deutsche Bank Securities Inc.	☐	Other:

Agent acting in the capacity as indicated below:

☐	Agent	☒	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☒	The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

Other provisions:

Terms are not completed for certain items above because such items are not applicable.

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